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                                    April 24, 1998


Board of Directors
Musicland Stores Corporation
The Musicland Group, Inc.
10400 Yellow Circle Drive
Minnetonka, MN  55343

Ladies and Gentlemen:

     This opinion is rendered in connection with the filing by The Musicland Group, Inc. ("MGI") and its sole shareholder, Musicland Stores Corporation (the "Guarantor"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (the "Registration Statement") with respect to the issuance by MGI of $150,000,000 of its 9 7/8% Series B Senior Subordinated Notes Due 2008 (the "New Notes") and the guaranty of the New Notes by the Guarantor (the "New Note Guarantee") in exchange for MGI's 9 7/8% Series A Senior Subordinated Notes Due 2008, in the amount of $150,000,000 (the "Old Notes") and a Guarantee of the Old Notes by the Guarantor (the "Old Notes Guarantee"). The Old Notes and the New Notes are issued under an Indenture (the "Indenture") among MGI, the Guarantor and Bank One, N.A., as Trustee (the "Trustee").

     We have examined the originals or copies, certified to our satisfaction, of such corporate instruments and certificates of public officials and officers and representatives of MGI and the Guarantor, and have made such examination of law, as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. In such examination, we have assumed the genuineness of all signatures and the authenticity and conformity to original documents submitted to us as certified or photocopies.

     Based upon the foregoing and subject to the qualifications noted below, we are of the opinion that:

     (1) The Indenture has been duly authorized by MGI and the Guarantor and constitutes a valid and legally binding instrument enforceable against MGI and the Guarantor in accordance with its terms.


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Board of Directors
_______, 1998
Page 2

     (2) The Old Notes and the New Notes have been duly authorized by MGI and, upon their execution and delivery by MGI and authentication by the Trustee under the Indenture, will constitute valid and legally binding obligations of MGI entitled to the benefits of the Indenture.

     (3) The Old Note Guarantee and the New Note Guarantee have been duly authorized by the Guarantor and constitute the valid and legally binding obligations of the Guarantor.

     The foregoing opinion with respect to the enforceability and valid and legally binding nature of the Indenture, the Old Notes, the New Notes, the Old Note Guarantee and the New Note Guarantee is subject to bankruptcy, insolvency, reorganization, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Further, this opinion is based upon an examination of the Federal laws of the United States and the laws of the state of Minnesota and no opinion is expressed as to the application of the laws of any other jurisdiction.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus included therein.

                                   Very truly yours,

                                   MOSS & BARNETT, A PROFESSIONAL ASSOCIATION



                                   By /s/ Janna R Severance
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